EXHIBIT 10.14

MKS Instruments, Inc.

Annual Corporate Management/Key Employee Bonus Plan

Purpose:

The Annual Corporate Management/Key Employee Bonus Plan (the “Management Bonus Plan”) provides key managers and employees (“Participants”) of MKS Instruments, Inc. (“MKS” or the “Company”) with the opportunity to benefit financially for improving MKS overall business performance. Eligible employees are those who work in positions that influence how well MKS performs.

The Management Bonus Plan is intended to encourage Participants to make prudent choices about how operations are conducted. The growth of MKS is dependent upon decision making that constantly focuses on achieving customer satisfaction while maintaining sound fiscal control. While one person alone cannot change the direction of any company, the combined decisions made by the Participants in the Management Bonus Plan play an important part in influencing MKS’ overall business performance.

Determination of a Participant’s Bonus Amount:

Each Participant’s actual bonus payout under the Management Bonus Plan, if any, will be determined by multiplying the Participant’s Target Bonus Amount by the Corporate Performance Multiplier, each as defined below. The Corporate Performance Multiplier may range from zero for achievement below the specified minimum annual corporate goal to a maximum of 200% for achievement of the maximum annual corporate goal. Therefore, the maximum payout possible for each Participant under the Management Bonus Plan is 200% of a Participant’s Target Bonus Amount and the minimum payout possible is zero.

Participant’s Target Bonus Amount:

Each Participant’s target bonus amount, which will be communicated in writing to each Participant by the Company, is equal to a percentage of the Participant’s Eligible Earnings for the fiscal year being measured under the Management Bonus Plan (“Target Bonus Amount”). Eligible Earnings are defined as eligible W-2 earnings received during the Management Bonus Plan period (i.e. base salary including regular, holiday, vacation, sick and retro pay, but not including bonus payments). A Participant’s Target Bonus Amount will not exceed 100% of his or her Eligible Earnings.

Corporate Performance Multiplier:

MKS’ Corporate Performance Multiplier under the Management Bonus Plan is measured by MKS’ financial results. The financial metric used to calculate performance for bonus achievement is Corporate Adjusted Operating Income, which is defined under this Management Bonus Plan as GAAP Net Operating Income excluding any unanticipated charges or income not related to the operating performance of MKS. The Management Bonus Plan is based on MKS’

performance during the fiscal year (January through December). Performance measurements with respect to Corporate Adjusted Operating Income are set at the beginning of the fiscal year by the Compensation Committee of the Board of Directors of the Company. All of a Participant’s bonus is tied to the achievement of this corporate financial goal.

Participation/Approval:

Participation in the Management Bonus Plan for employees who are not “executive officers” of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) (“Executive Officers”), or whose participation is not otherwise approved by the Compensation Committee of the Board of Directors, requires the approval of the most senior individual in the applicable organization as well as Human Resources and the Chief Executive Officer. Participation in the Management Bonus Plan for Executive Officers requires the approval of the Compensation Committee of the Board of Directors. Participation in the Management Bonus Plan is reviewed on an annual basis. Past participation in this plan, as well as the Participant’s percentage target, is not a guarantee of future participation or target levels.

Clawback:

In the event that a Participant is, on the date the Management Bonus Plan is provided to a Participant, an Executive Officer, then any bonus payment made hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable Clawback Policy in effect at the time the Participant is notified of his or her eligibility to participate in the respective year’s Management Bonus Plan and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy without further consideration or action.

Administration:

Bonus payouts are made as soon as possible after the end of the fiscal year and the performance assessment has been completed, but in no event later than March 15 of the subsequent year.

Employment on Bonus Payout Date Required:

In order to receive any bonus payment under the Management Bonus Plan, the Participant must be actively employed as of the payout date.

No Right to Employment

MKS reserves the right to change The Management Bonus Plan at any time, subject to senior management discretion or Compensation Committee approval, as appropriate. In no way does the Management Bonus Plan create a contract of employment.

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